Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-209573) on Form S-3  and the registration statements (No. 333-333-108162, 333-118976, 333-118977, 333-124964, 333-143203, 333-143204, 333-158922, 333-177825, 333-191878, 333-205728, and 333-204592) on Form S-8 of Noble Energy, Inc. of our report dated March 2, 2017, with respect to the consolidated balance sheets of Clayton Williams Energy, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, which report has been incorporated by reference into the Form 8‑K of Noble Energy, Inc. dated April 24, 2017.

/s/ KPMG LLP

Dallas, Texas
April 24, 2017